Exhibit 99.1

EA ACTION
Subject Line: An Executive Team Update

FROM ANDREW WILSON

Passion is essential for all of us at Electronic Arts.  It’s what gets us up in the morning and drives us to do extraordinary things. And if you’ve ever met Peter Moore, you know that he quite literally wears his passion for Liverpool FC on his sleeve.  So it’s with great excitement that we congratulate Peter on following his dream to become the next CEO of his beloved Liverpool Football Club.

Peter has been with us here at EA for nearly 10 years, and I consider myself privileged to have had the opportunity to work alongside him for that entire journey.  If you’ve seen him on stage, or follow him on Twitter, or have ever read an interview with him, you will have a sense of Peter’s wit and charisma.  What you should also know is that he is an unbelievable teammate, a tireless leader for our people, and his deep appreciation for great games and the passionate players in our communities is unwavering.

Peter will leave an incredible legacy.  Peter led our sports business to some of its biggest moments as President of EA SPORTS.  As our Chief Operating Officer, he helped us navigate the transformation of our company and the evolution of our business in a digital world.  In the past year as Chief Competition Officer, he has driven EA’s rapid expansion in competitive gaming.  Above all, through his time at EA, Microsoft and Sega, Peter has been a statesman and advocate for our industry.

In the weeks to come, Peter will continue to guide EA’s Competitive Gaming Division in its mission to make stars of all of our players.  Peter has built a fantastic team that is now running dozens of global tournaments and events with millions of players.  With more exciting expansion plans on the horizon, Peter will be working with the teams to drive a leadership transition before he returns to the UK this summer.  If you see him around the next couple of months, I hope and trust you will take the opportunity to shake his hand, or give him a hug, and wish him the very best on this great adventure.

I believe deeply in following our passions and dreams in life.  Spend every moment doing something that you love.  We’ve been fortunate to have Peter doing that with us here for almost a decade.  We could not be happier to see him take the helm at Liverpool, and I personally could not be more honored to call Peter a dear friend for life.

Thank you, Peter, for your passion and your leadership.  We’ll see you on the pitch at Anfield.

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